EXHIBIT 5.1

June 21, 2007

AspenBio Pharma, Inc.
1585 South Perry Street
Castle Rock, Colorado 80104

Re:	Registration Statement on Form S-8 of Shares of Common Stock, no par value, of AspenBio Pharma, Inc.

Ladies and Gentlemen:

With reference to the Registration Statement on Form S-8 to be filed by AspenBio Pharma, Inc., a Colorado corporation (the “Company”), with the Securities and Exchange Commission under the Securities Act of 1933, relating to shares of the Company’s common stock, no par value, issuable pursuant to the AspenBio Pharma, Inc. 2002 Stock Incentive Plan (the “Plan”), it is our opinion that such shares, when issued in accordance with the Plan and applicable resolutions of the Board of Directors, will be legally issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ Burns Figa & Will, P.C.